IN THE UNITED STATES DISTRICT COURT
              FOR THE NORTHERN DISTRICT OF GEORGIA

SECURITIES AND EXCHANGE COMMISSION,     )
                                        )
          Plaintiff,                    )
                                        )
vs.                                     )    CIVIL ACTION NO.
                                        )    1-98-CV-0803-RWS
INTERNATIONAL HERITAGE, INC.,           )
STANLEY H. VAN ETTEN, CLAUDE W. SAVAGE, )
LARRY G. SMITH and                      )
INTERNATIONAL HERITAGE, INCORPORATED,   )
a Nevada corporation,                   )
                                        )
          Defendants.                   )
                                        )
________________________________________)

  NOTICE OF POSTING OF CASH BOND AND ORDER APPROVING CASH BOND

     WHEREAS, in open Court on 27 March 1998 and in the above-captioned civil action pending in this Court between the Securities and Exchange Commission (hereinafter "SEC"), as Plaintiff, and the Defendants International Heritage, Inc. and International Heritage, Incorporated (hereinafter "Defendants IHI") and other individual Defendants, an Order was entered from the bench by the Honorable Richard W. Story, pending formalization of a subsequent written order, requiring the Defendants IHI to post a dischargeable bond in the amount of Five Million Dollars ($5,000,000.00) to assure that the liquid assets of the Defendants IHI are not diminished during the pendency of this action and that such principal sum will be available to satisfy any amounts that may be ordered paid by the Defendants IHI in this proceeding; and
     WHEREAS, the Defendant Stanley H. Van Etten, in his individual capacity, and acting as a Surety on behalf of the Defendants IHI (hereinafter "Surety"), has tendered and has agreed to transmit to the Clerk of Court for the United States District Court for the Northern District of Georgia, Atlanta Division (hereinafter "Clerk of Court"), for deposit into the Registry of the Court the sum of Five Million Dollars ($5,000,000.00) cash (hereinafter "Bond") to assure that the liquid assets of the Defendants IHI are not diminished during the pendency of this action and to apply to any judgment for damages and/or order granting disgorgement or other monetary relief against the Defendants IHI, or either of them, up to the principal amount of Five Million Dollars ($5,000,000.00) that may result from this proceeding; and
     WHEREAS, the Bond deposited by the Clerk of Court into the Registry of the Court shall be held pursuant to the terms of this order.
     NOW, THEREFORE, BASED UPON THE FOREGOING, THE COURT HEREBY ORDERS that:
     1. The Bond posted by the Surety shall be deposited into the Registry of the Court to assure that the liquid assets of the Defendants IHI are not diminished during the pendency of this action and to make available at least the principal amount of Five Million Dollars ($5,000,000.00) to apply to any judgment for damages and/or any order granting disgorgement or other monetary relief against the Defendants IHI, or either of them in this proceeding.
     2. The condition of the obligation of the Bond is such that if the SEC shall fail to obtain a judgment for damages or an order granting disgorgement or other monetary relief against the Defendants IHI or either of them in this case, then this obligation shall be null and void and the principal amount of the Bond together with any then undisbursed accrued interest thereon shall be returned to the Surety upon receipt by the Clerk of Court of an order releasing the Bond; otherwise, the Bond shall remain in full force and effect, pending further order of this Court.
     3. A further condition of the obligation of the Bond is that if the SEC obtains a judgment for damages and/or an order granting disgorgement or other monetary relief against the Defendants IHI or either of them in this case, and that judgment is and any order granting disgorgement or other monetary relief are satisfied in whole or in part from the assets of the Defendants IHI either in full or, alternatively, in at least the principal amount of Five Million Dollars ($5,000,000.00), the principal amount of the Bond or any unapplied part of the principal amount of the Bond shall be returned to the Surety; otherwise, the Bond shall remain in full force and effect, pending further order of this Court.
     4. The Bond posted by the Surety shall be placed by the Clerk of Court in a Registry of Court account by the Clerk of Court which will yield the highest interest rate possible, with any interest earned being paid to and for the benefit of the Surety quarterly, after any appropriate fees are deducted in accordance with any applicable laws which govern the activities of the Clerk of Court.
     5. The Defendants IHI may replace all or a portion of this Bond with a conventional, pre-approved surety bond containing exactly the same terms and conditions during the period that the Bond remains in place, so long as the replacement principal Bond amount shall not be less than Five Million Dollars ($5,000,000.00), provided that all aspects of the replacement are approved in advance by this Court and an additional order is entered by this Court approving the replacement of the Bond and further provided that no more than one (1) such Bond replacement shall be proposed by the Defendants IHI.
     6. In the event that the Surety shall no longer be employed by or serve as an officer or director or be a shareholder of either of the Defendants IHI, then the Defendants IHI may, with the advance approval of this Court, replace this Bond either with a separate cash bond, or with a conventional, pre-approved surety bond containing precisely the same terms and conditions; provided, however, in no event shall the Bond be replaced unless and until the collective principal Bond amount is at least Five Million Dollars ($5,000,000.00) and all aspects of the replacement are approved by a written order entered by this Court.
     Entered this ______ day of ____________, 1998

                         ________________________________________________
                         The Honorable Richard W. Story
                         District Court Judge


SURETY


______________________________________
Stanley H. Van Etten